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                                                                    Exhibit 23-c



                        CONSENT OF INDEPENDENT AUDITORS



        We consent to the reference to our firm under the caption "Experts" in the Registration Statement of Chiquita Brands International, Inc. ("Chiquita") on Form S-4 No. 333-40709, as amended by Amendment No. 1 thereto filed on December 4, 1997, and related Proxy Statement/Prospectus of Stokely USA, Inc. and Chiquita for the registration of shares of Chiquita's common stock and to the incorporation by reference therein of our report dated March 26, 1997, with respect to the financial statements of Owatonna Canning Company for the years ended February 28, 1997, February 29, 1996 and February 28,1995 included in the Chiquita Current Report on Form 8-K dated September 15, 1997, filed with the Securities and Exchange Commission.




                                        /S/ HUTTON, NELSON & MCDONALD LLP

Oakbrook Terrace, Illinois
December 4, 1997